Exhibit 1.1

N.B. The English text is an unofficial translation.

Org. nr 559081-1989

Company reg. no. 559081-1989

BOLAGSORDNING
ARTICLES OF ASSOCIATION

§ 1

Bolagets företagsnamn är Oatly Group AB (publ).

The name of the company is Oatly Group AB (publ).

§ 2

Bolagets styrelse skall ha sitt säte i Skåne län, Malmö kommun.

The registered office of the company’s Board shall be in Skåne county, Malmö municipality.

§ 3

Bolaget har till föremål för sin verksamhet att direkt eller via dotterbolag äga och förvalta fast och lös egendom samt värdepapper. Bolaget skall därjämte samordna de verksamheter som bedrivs av bolagets dotterbolag och/eller av andra företag vilka står i koncern- eller annan intressegemenskap med bolaget samt bedriva annan därmed förenlig verksamhet.

The object of the company’s business is to own and manage real property, chattels and securities, either directly or through subsidiaries. The company shall also coordinate the business conducted by the company’s subsidiaries and/or other group or affiliated companies and conduct other ancillary activities.

§ 4

Bolagets aktiekapital skall vara lägst 850 000 SEK och högst 3 400 000 SEK.

The share capital of the company shall be no less than SEK 850,000 and no more than SEK 3,400,000.

§ 5

Antalet aktier i bolaget skall vara lägst 500 000 000 och högst 2 000 000 000.

The number of shares in the company shall be no less than 500,000,000 and no more than 2,000,000,000.

§ 6

Styrelsen skall bestå av minst tre (3) och högst 13 ledamöter (”Styrelseledamöter”) med högst fem (5) suppleanter.

The Board shall consist of not less than three (3) and not more than 13 board members (“Board Members”) with no more than five (5) deputy board members.

Styrelseordföranden skall utses av bolagsstämman. Styrelseordföranden ska inte ha utslagsröst.

The chairman of the Board shall be appointed by the general meeting. The chairman of the Board shall have no casting vote.

Var och en av Styrelseledamöterna ska utses för en mandattid som upphör vid slutet av den årsstämma som hålls under det tredje räkenskapsåret efter det år då Styrelseledamoten utsågs av bolagsstämman, Verlinvest S.A. (den ”Relevanta VI-Innehavaren”) eller China Resources (Holdings) Co. Limited (den ”Relevanta CR-Innehavaren”) (såsom tillämpligt), förutsatt att mandattiden för sådan Styrelseledamot ska fortsätta löpa till dess att hans eller hennes efterträdare utsetts och med förbehåll för hans eller hennes tidigare död, avgång eller entledigande.

Each Board Member shall serve for a term ending on the date of the third annual general meeting following the annual general meeting at which such Board Member was appointed by the general meeting, Verlinvest S.A. (the “Relevant VI Holder”) or the China Resources (Holdings) Co. Limited (the “Relevant CR Holder”) (as applicable), provided that the term of each Board Member shall continue until the election of his or her successor and be subject to his or her earlier death, resignation or removal.

Så länge som den Relevanta VI-Innehavaren, direkt eller indirekt, innehar minst fem (5) %, tio (10) % respektive 15 % av det totala antalet aktier i bolaget ska den Relevanta VI-Innehavaren ha rätt att utse en (1), två (2) respektive tre (3) ledamöter till styrelsen. Oaktat detta ska bolagsstämman dock alltid utse sådant antal ledamöter till styrelsen som krävs för att kravet i 8 kap. 47§ aktiebolagslagen (2005:551) är uppfyllt. Om visst antal styrelseledamöter enligt de regler som gäller för sådan börs eller annan erkänd handelsplats där bolagets aktier eller depåbevis från tid till annan är upptagna för handel ska utgöras av ”oberoende” personer, så ska sådana oberoende ledamöter väljas av bolagsstämman (och således inte påverka den Relevanta VI‑Innehavarens rätt att utse ledamöter enligt ovan).

As long as the Relevant VI Holder, directly or indirectly, holds at least five (5) %, ten (10) % or 15%, respectively, of the total number of all shares, the Relevant VI Holder shall have the right to appoint one (1), two (2) or three (3) Board Members respectively. Without prejudice to the foregoing, the general meeting shall appoint such number of Board Members as is required to satisfy the requirement in Chapter 8, Section 47 of the Companies Act (2005:551). If a certain number of Board Members are required to be “independent” within the meaning of the rules of any stock exchange or other recognized marketplace on which the company’s shares or depository receipts are traded, then such independent Board Members shall be appointed by the general meeting (and shall not affect the Relevant VI Holder’s rights to appoint Board Members in accordance with the foregoing).

Så länge som den Relevanta CR-Innehavaren, direkt eller indirekt, innehar minst fem (5) %, tio (10) % respektive 15 % av det totala antalet aktier i bolaget ska den Relevanta CR-Innehavaren ha rätt att utse en (1), två (2) respektive tre (3) ledamöter till styrelsen. Oaktat detta ska bolagsstämman dock alltid utse sådant antal ledamöter till styrelsen som krävs för att kravet i 8 kap. 47§ aktiebolagslagen (2005:551) är uppfyllt. Om visst antal styrelseledamöter enligt de regler som gäller för sådan börs eller annan erkänd handelsplats där bolagets aktier eller depåbevis från tid till annan är upptagna för handel ska utgöras av ”oberoende” personer, så ska sådana oberoende ledamöter väljas av bolagsstämman (och således inte påverka den Relevanta CR‑Innehavarens rätt att utse ledamöter enligt ovan).

As long as the Relevant CR Holder, directly or indirectly, holds at least five (5) %, ten (10) % or 15%, respectively, of the total number of all shares, the Relevant CR Holder shall have the right to appoint one (1), two (2) or three (3) Board Members respectively. Without prejudice to the foregoing, the general meeting shall appoint such number of Board Members as is required to satisfy the requirement in Chapter 8, Section 47 of the Companies Act (2005:551). If a certain number of Board Members are required to be “independent” within the meaning of the rules of any stock exchange or other recognized marketplace on which the company’s shares or depository receipts are traded, then such independent Board Members shall be appointed by the general meeting (and shall not affect the Relevant CR Holder’s rights to appoint Board Members in accordance with the foregoing).

Styrelseledamöter som utsetts av Relevant VI-Innehavare benämns härefter som ”Relevant VI-Ledamot” och Styrelseledamöter som utsetts av Relevant CR-Innehavare benämns härefter som ”Relevant CR-Ledamot” (tillsammans ”Relevanta Ledamöter”).

Board Members appointed by the Relevant VI Holder are hereinafter referred to as “Relevant VI Board Members” and Board Members appointed by the Relevant CR Holder are hereinafter referred to as “Relevant CR Board Members (jointly “Relevant Board Members”).

Relevanta Ledamöter kan endast avlägsnas eller ersättas av den Relevanta VI-Innehavaren eller den Relevanta CR‑Innehavaren (såsom tillämpligt). Om ingen Relevant VI-Innehavare eller Relevant CR‑Innehavare (såsom tillämpligt) finns får samtliga ledamöter i styrelsen endast avlägsnas eller ersättas av bolagsstämman. Styrelseledamöter som utses av bolagsstämman kan endast avlägsnas eller ersättas av bolagsstämman med förbehåll för vad som gäller enligt svensk lag. Om Styrelseledamöter (förutom sådana arbetstagarrepresentanter som utses enligt svensk lag) avgår, på grund av dödsfall, egen avgång, entledigande eller annat skäl, ska efterträdare till sådana Styrelseledamöter inte utgöras av anställda eller ledningspersoner i Bolaget, med förbehåll för vad som gäller enligt svensk lag.

Relevant Board Members may only be removed or replaced by the Relevant VI Holder or the Relevant CR Holder (as applicable). If no Relevant VI Holder or Relevant CR Holder (as applicable) exists, then all Board Members may only be removed or replaced by the general meeting. Board Members appointed by the general meeting may only be removed or replaced by the general meeting, to the extent permitted under Swedish law. When Board Members (other than employee representatives appointed under Swedish law) are removed/retired due to death, resignation, termination of service term or removal for other reasons, the successors of such removed/retired Board Members cannot be the employees or officers of the Company, to the extent permitted under Swedish law.

§ 7

För att Styrelsen ska vara beslutsför ska, utöver vad som följer av aktiebolagslagen (2005:551), (i) minst en (1) Relevant VI-Ledamot vara närvarande, förutsatt att den Relevanta VI‑Innehavaren, direkt eller indirekt, innehar minst 15 % av det totala antalet aktier i bolaget och (ii) minst en (1) Relevant CR‑Ledamot vara närvarande, förutsatt att den Relevanta CR‑Innehavaren, direkt eller indirekt, innehar minst 15 % av det totala antalet aktier i bolaget.

The quorum at a Board meeting shall, in addition to the provisions of the Companies Act (2005:551), require the presence of (i) at least one (1) Relevant VI Board Member, provided that the Relevant VI Holder, directly or indirectly, holds at least 15 % of the total number of all shares and (ii) at least one (1) Relevant CR Board Member, provided that the Relevant CR Holder, directly or indirectly, holds at least 15 % of the total number of all shares.

§ 8

Bolaget skall ha lägst en och högst två revisorer med eller utan revisorssuppleant, eller ett registrerat revisionsbolag.

The company shall appoint not less than one and not more than two auditors, with or without deputy auditor, or one registered accounting firm.

§ 9

Bolagsstämma skall hållas i Malmö eller Stockholm efter styrelsens bestämmande.

General meetings shall be held in Malmö or Stockholm, as decided by the Board.

Kallelse till bolagsstämma skall ske genom annonsering i Post- och Inrikes Tidningar och på bolagets webbplats. Att kallelse skett skall annonseras i Dagens Industri. Aktieägare som vill delta i bolagsstämma, skall göra anmälan till bolaget senast den dag som anges i kallelsen till stämman. Sistnämnda dag får inte vara söndag, annan allmän helgdag, lördag, midsommarafton, julafton eller nyårsafton och inte infalla tidigare än femte vardagen före bolagsstämman.

Notice convening a general meeting shall be published in the Swedish Official Gazette and on the company’s website. It shall be published in Dagens Industri that notice convening a general meeting has been made. Shareholders that wish to participate shall notify the company of their intention to participate by the date specified in the notice convening the meeting. The last-mentioned day must not be a Sunday, other public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve and not fall earlier than the fifth weekday prior to the meeting.

Aktieägare får vid bolagsstämma medföra högst två biträden, dock endast om aktieägaren anmäler antalet biträden till bolaget på det sätt som anges i föregående stycke.

At a general meeting, shareholders may be accompanied by not more than two assistants, however only if the shareholder has notified the company of the number of assistants in the manner stated in the previous paragraph.

§ 10

Styrelsen får inför en bolagsstämma besluta att aktieägarna skall kunna rösta per post före stämman. Poströstning skall om styrelsen så beslutar kunna ske med elektroniska medel.

The Board shall be authorised to allow shareholders to vote by mail prior to a general meeting. Mail voting may be made by electronic means if the Board so decides.

Styrelsen får samla in fullmakter enligt det förfarande som anges i 7 kap. 4 § 2 st. aktiebolagslagen (2005:551).

The Board has the right to collect power of attorneys pursuant to the procedure in Chapter 7 Section 4 Paragraph 2 of the Swedish Companies Act (2005:551) (Sw. aktiebolagslagen (2005:551)).

§ 11

Bolagets räkenskapsår skall vara 1 januari till 31 december.

The financial year of the company shall be 1 January to 31 December.

§ 12

Bolagets aktier ska vara registrerade i ett avstämningsregister enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument.

The company’s shares shall be registered in a securities register in accordance with Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479).

§ 13

Utan inskränkning av svenska forumbestämmelser och utan tillämpning av 7 kap. 54 § aktiebolagslagen (2005:551) ska United States Districts Court for the Southern District of New York utgöra exklusivt forum för hantering av krav som har inlämnats i USA baserat på US Securities Act från 1933 i dess vid var tid gällande lydelse, såvida inte bolaget skriftligen samtycker till val av ett alternativt forum.

Without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, unless the company consents in writing to the selection of an alternative forum.

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